Exhibit 99.2

NOTICE OF FULL REDEMPTION TO THE HOLDERS OF
QWEST COMMUNICATIONS INTERNATIONAL INC.
3.50% CONVERTIBLE SENIOR NOTES DUE 2025 (CUSIP NO. 749121BY4)*

NOTICE IS HEREBY GIVEN THAT Qwest Communications International Inc. (the “Company”) has elected to redeem, in whole, all $1,117,817,000 aggregate principal amount of its currently outstanding 3.50% Convertible Senior Notes due 2025 (the “Notes”) on November 18, 2010 (the “Redemption Date”), at a redemption price equal to 100% of principal amount of the Notes (the “Redemption Price”), plus accrued and unpaid interest thereon to, but not including, the Redemption Date.  This Notice is provided in accordance with Section 3.02 of the First Supplemental Indenture, dated as of November 8, 2005 (the “First Supplemental Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), providing for the issuance of the Notes and amending and supplementing the Indenture, dated as of November 8, 2005 (the “Base Indenture,” and collectively with the First Supplemental Indenture, the “Indenture”), between the Company and the Trustee.  Terms defined in the Indenture and not otherwise defined herein are used herein as therein defined.

The Company is exercising its right to redeem the Notes pursuant to Section 3.01(a) of the First Supplemental Indenture, which provides that the Notes are subject to redemption, at the option of the Company, on or after November 20, 2008 and before November 20, 2010, in whole or in part, if the Closing Sale Price of the Company’s common stock for at least 20 Trading Days in the 30 consecutive Trading Day period ending on the date that is one day prior to the date of the redemption notice is greater than 130% of the Applicable Conversion Price on the date of the redemption notice.  As a result of Section 3.01(a) of the First Supplemental Indenture, the Notes became redeemable at the Company’s option on October 18, 2010.

Section 3.01(a) of the First Supplemental Indenture provides for a redemption price equal to the sum of (1) 100% of the principal amount of the Notes, (2) accrued and unpaid interest on the Notes to, but not including, the Redemption Date, and (3) a Make-Whole Premium equal to the discounted present value of the scheduled interest payments on the Notes during the period from the Redemption Date to November 20, 2010.  However, there are no scheduled interest payments on the Notes during the period from the Redemption Date, November 18, 2010, to November 20, 2010.  As a result, no Make-Whole Premium will be paid to holders of Notes on the Redemption Date.

On the Redemption Date, the Redemption Price will become due and payable on the Notes.  On and after the Redemption Date, interest on the Notes will cease to accrue on the Notes so long as the Company has deposited with U.S. Bank National Association, as Paying Agent for the Notes (the “Paying Agent”), funds in satisfaction of the Redemption Price, and the only remaining right of the holder of the Notes from and after such date will be to receive payment of the Redemption Price, plus accrued and unpaid interest thereon to, but not including, the Redemption Date, from the Paying Agent.

The Notes are held by the Trustee in global form as a DTC FAST security on behalf of the holders thereof.  Presentation of the Notes for redemption will be made by the Trustee.  The Trustee may be contacted at the address and telephone number provided below:

U.S. Bank National Association

Corporate Trust Services

950 17th Street, Suite 300

Denver, CO 80202

For Information call: (800) 934-6802

Pursuant to Section 8.01 of the First Supplemental Indenture, holders of Notes may surrender their Notes for conversion at any time prior to the close of business on November 17, 2010, which is the Business Day immediately preceding the Redemption Date.  The Company hereby notifies holders of Notes that, pursuant to Section 8.02 of the First Supplemental Indenture, the Company will pay cash to holders of Notes surrendered for conversion in lieu of all Residual Value Shares that would otherwise be issuable upon conversion of such Notes. U.S. Bank National Association is acting as Conversion Agent (the “Conversion Agent”) with respect to the Notes.  Subject to satisfaction by converting holders of the requirements of Sections 8.03(a) and (b) of the First Supplemental Indenture, settlement of each holder’s conversion of Notes will take place following: (i) a Cash Settlement Notice Period of three Business Days from the date on which the Conversion Agent receives a conversion notice from such holder, (ii) a Conversion Retraction Period of a further two Business Days, and (iii) an Applicable Conversion Reference Period consisting of the twenty Trading Days beginning on the third Trading Day after such Conversion Retraction Period ends.

On each date during the Applicable Conversion Reference Period, the amounts due to a converting holder of Securities on settlement of its conversion will be calculated pursuant to the formula set forth in the First Supplemental Indenture.  In the event that the Company announces a dividend on its common stock with a record date falling during the Applicable Conversion Reference Period, the Company will make a corresponding adjustment to the conversion rate applicable to the Notes.  Pursuant to Section 8.05(a) of the First Supplemental Indenture, such adjustment will take effect immediately after the record date with respect to such dividend and will be applied to the conversion settlement calculations described above for each date during the Applicable Conversion Reference Period that is after the record date with respect to such dividend.

As more fully described in Section 8.03(b) of the First Supplemental Indenture, holders who surrender Notes for conversion will not be entitled to any accrued interest on such Notes that remains unpaid as of the date on which such holder surrenders such Notes for conversion.  Accordingly:

1.               holders who surrender Notes for conversion before the close of business on November 1, 2010 will not receive any accrued and unpaid interest on such Notes;

2.               holders who surrender Notes for conversion after the close of business on November 1, 2010, which is the record date for the November 15, 2010 interest payment on the Notes, but before the open of business on November 15, 2010, must pay to the Trustee an amount equal to the accrued and unpaid interest on such Notes that such holder will receive on November 15, 2010 as the record holder of such Notes as of such record date; and

3.               holders who surrender Notes for conversion after the open of business on November 15, 2010 will receive the scheduled November 15, 2010 interest payment on such Notes, but will not receive any interest that accrues on such Notes from and after November 15, 2010.

Dated: October 19, 2010

*No representation is made as to the accuracy of the CUSIP or ISIN number as printed on the Notes or as set forth in this Notice of Redemption and holders should rely only on the other identification numbers printed on the Notes.

FEDERAL INCOME TAX LAW MAY REQUIRE THE WITHHOLDING OF 28% OF ANY PAYMENTS TO HOLDERS PRESENTING THEIR NOTES FOR REDEMPTION WHO HAVE FAILED TO FURNISH A TAXPAYER IDENTIFICATION NUMBER, CERTIFIED TO BE CORRECT UNDER PENALTY OF PERJURY.  CERTIFICATION MAY BE MADE ON THE SUBSTITUTE FORM W-9.